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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of American Campus Communities, Inc. for the registration of up to $500,000,000 of debt securities, preferred stock, common stock and/or securities warrants and to the incorporation by reference therein of our report dated March 14, 2005, with respect to the consolidated financial statements of American Campus Communities, Inc. included in its Annual Report (Form 10K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, TX

October 19, 2005